Exhibit 99.1

Sientra® Reports Third Quarter 2016 Financial Results

Highlights

•                  On track to submit PMA supplement for new manufacturing by end of Q1 2017 with resupply commencing in Q4 2017

•                  Acquired Specialty Surgical Products, Inc. tissue expander portfolio to further penetrate $235 million U.S. breast reconstruction market

•                  Announced preliminary settlement of shareholder class action litigation

•                  Appointed medical device industry veteran Patrick F. Williams as Chief Financial Officer, Senior Vice President, and Treasurer

•                  Continued strong commercial traction following market re-entry with cash and cash equivalents of $79.3 million as of September 30, 2016

Santa Barbara, CA – November 8, 2016 – Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced its financial results for the third quarter ended September 30, 2016.

Jeffrey M. Nugent, Chairman and Chief Executive Officer of Sientra, said, “We have made extraordinary progress on a number of strategic and operational initiatives in recent months and remain on track with our previously stated manufacturing timeline. Together with our partner Vesta, we have completed the build-out of a manufacturing facility for our breast implants and we are proceeding with final verification and testing of product in preparation to submit our PMA supplement by the end of the first quarter 2017.  There is no greater priority at the Company than for us to have a qualified partner that is FDA approved and ready to supply our premium implants to the U.S. board-certified plastic surgery market by the end of 2017.”

Mr. Nugent continued, “We have also continued our focused business development effort to diversify our revenue stream and broaden our aesthetics offering.  Starting with our bioCorneum acquisition earlier this year and continuing with today’s announced acquisition of the Specialty Surgical Products tissue expander portfolio, we continue to move into adjacent markets by adding innovative, proven products. We are making steady progress in transitioning our business back on a path toward historical levels of revenue and growth and we remain committed to our long term goal of creating a world class, diversified aesthetics organization.”

Mr. Nugent concluded, “We are very pleased to have reached a preliminary settlement of our shareholder class action lawsuit for $10.9 million where we expect Sientra to be responsible for only $1.6 million with the balance being paid by our D&O insurance carriers.  This will allow us to move forward with clarity on a legal matter without a negative overhang on our operations.  Finally, we made a significant addition to our management team with the addition of a new Chief Financial Officer.  Patrick comes to us with a strong record of executive leadership with high growth companies and most recently in the aesthetic field.  We are very much looking forward to his finance, operational and corporate development contributions in executing our near and long term corporate objectives.”

Third Quarter 2016 Financial Review

Total net sales for the third quarter ended September 30, 2016 were $6.5 million, compared to total net sales of $9.9 million for the same period in 2015. This decrease was driven by the Company’s controlled market re-entry designed to optimize the availability of its Breast Product inventory as the Company establishes its supply options following the voluntary hold on the sale and implanting of all Sientra devices manufactured by Silimed between October 9, 2015 and March 1, 2016. Net sales of our Breast Products and net sales of bioCorneum® accounted for 76.9% and 20.3%, respectively, of our total net sales for the three months ended September 30, 2016.

Gross profit for the third quarter of 2016 was $4.7 million, or 72.2% of net sales, compared to gross profit of $7.0 million, or 70.5% of net sales, for the same period in 2015. The increase in gross margin was primarily due to lower inventory write offs and warranty costs as a percentage of net sales for the three months ended September 30, 2016.

Operating expenses for the third quarter of 2016 were $14.5 million, an increase of $1.9 million, or 15.3%, compared to operating expenses of $12.6 million for the same period in 2015.  The increase is primarily due to legal expenses associated with the class action securities litigation partially offset by a decrease in sales and marketing costs.

Net loss for the third quarter of 2016 was $10.0 million, compared to $6.6 million for the same period in 2015.

The Company had $79.3 million in cash and cash equivalents as of September 30, 2016 with no outstanding debt obligations.

Additionally, the Company announced it acquired the tissue expander portfolio from Specialty Surgical Products, Inc. for $5 million in cash and up to an additional $2 million contingent upon achievement of revenue based milestones.

Conference Call

Sientra will hold a conference call on Tuesday, November 8, 2016 at 1:30 p.m. PT/4:30 p.m. ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 1318597.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on November 8, 2016 at 4:30 p.m. PT/7:30 p.m. ET, through November 9, 2016 at 8:59 p.m. PT/11:59 p.m. ET.  To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 1318597.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products including bioCorneum®, the professional choice in scar management.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the success of the Company’s market re-entry, its ability to transition the business back to historical revenue and growth levels and create a world class, diversified aesthetics organization, the ability of the Company to diversify its product portfolio to target adjacent markets, the Company’s development of a long-term manufacturing solution, including the ability and timing to submit a PMA supplement for the Vesta manufacturing facility and to qualify a manufacturing facility for the manufacture of product for the Company’s customers, the integration of the bioCorneum and SSP tissue expander product lines into the Company’s organization, the expectation of obtaining court approvals and executing a final settlement agreement related the Company’s class action shareholder litigation and the estimated amounts expected to be paid by the Company and the Company’s D&O insurance, and the integration of and expected contributions from new additions to the Company’s management team.  Such statements are subject to risks and uncertainties, including the dependence on positive reaction from plastic surgeons and their patients in order to successfully re-enter the market, future profitability depending on the success of the Company’s breast products, and risks associated with contracting with Vesta or any third-party manufacturer and supplier, including uncertainties that the development and validation of Vesta’s manufacturing facility will be timely completed, that a PMA Supplement or other regulatory requirements will be timely approved by the FDA or other applicable regulatory authorities, and that the integration of recently acquired product lines will not achieve the anticipated benefits or will divert attention of management from the operation of the existing business.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of

Sientra’s most recently filed Quarterly Report on Form 10-Q and and its Annual Report on Form 10-K for the year ended December 31, 2015 which Sientra filed with the Securities and Exchange Commission on March 10, 2016.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

Patrick F. Williams

Sientra, Chief Financial Officer
(619) 675-1047

patrick.williams@sientra.com

Nick Laudico / Brian Johnston

The Ruth Group

(646) 536-7030 / (646) 536-7028

IR@Sientra.com

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net sales	$6,531	$9,929	$14,246	$36,569
Cost of goods sold	1,814	2,933	4,319	10,107
Gross profit	4,717	6,996	9,927	26,462
Operating expenses:
Sales and marketing	5,137	6,282	16,533	20,087
Research and development	2,052	2,143	7,370	4,896
General and administrative	7,302	4,140	17,945	11,804
Total operating expenses	14,491	12,565	41,848	36,787
Loss from operations	(9,774)	(5,569)	(31,921)	(10,325)
Other income (expense), net
Interest income	16	12	47	19
Interest expense	(105)	(1,608)	(118)	(2,947)
Other expense, net	(52)	561	(54)	273
Total other income (expense), net	(141)	(1,035)	(125)	(2,655)
Loss before income taxes	(9,915)	(6,604)	(32,046)	(12,980)
Income taxes	48	—	48	—
Net loss	$(9,963)	$(6,604)	$(32,094)	$(12,980)
Basic and diluted net loss per share attributable to common stockholders	$(0.55)	$(0.43)	$(1.77)	$(0.86)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	18,208,112	15,207,870	18,111,593	15,022,022

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$79,282	$112,801
Accounts receivable, net	2,812	4,249
Inventories, net	19,048	20,602
Insurance recovery receivable	9,282	—
Prepaid expenses and other current assets	1,429	1,473
Total current assets	111,853	139,125
Property and equipment, net	2,076	1,404
Goodwill	3,273	—
Other intangible assets, net	3,586	53
Other assets	231	223
Total assets	$121,019	$140,805
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,201	$4,069
Accrued and other current liabilities	7,507	6,959
Legal settlement payable	10,900	—
Customer deposits	6,200	9,488
Total current liabilities	27,808	20,516
Warranty reserve and other long-term liabilities	2,141	1,418
Total liabilities	29,949	21,934
Stockholders’ equity:
Total stockholders’ equity	91,070	118,871
Total liabilities and stockholders’ equity	$121,019	$140,805